Exhibit 10.44

UNITED NATURAL FOODS, INC.

2020 EQUITY INCENTIVE PLAN
PERFORMANCE-BASED VESTING
RESTRICTED SHARE UNIT AWARD AGREEMENT

[cliff-vesting for Chief Executive Officer]

This Performance-Based Vesting Restricted Share Unit Award Agreement (this “Agreement”) effective as of _________________, (the “Grant Date”) between United Natural Foods, Inc. (the “Company”) and _________________ (the “Participant”), evidences a Performance Award denominated in Restricted Share Units to the Participant under the United Natural Foods, Inc. 2020 Equity Incentive Plan (as amended from time to time, the “Plan”). Except in the preceding sentence and where the context otherwise requires, the term “Company” shall include the Company and all present and future Subsidiaries. All capitalized terms that are used in this Agreement without definition shall have the meanings set forth in the Plan.

1.Definitions.

(a)    “Participant,” solely for the purpose of this Agreement, means the employee designated above.

(b)    “Performance Criteria” means the performance targets related to one or more performance goals set forth on Exhibit A hereto.

(c)    “Performance Period” means the period beginning on [ ] and ending on [ ].

(d)    “Restricted Share Unit” means a right to receive a payment in the form of any one Share of the Company’s common stock, par value $0.01 per share, subject to the terms and conditions set forth in this Agreement and in the Plan, following the successful attainment of the Performance Criteria to the satisfaction of the Committee.

2.    Grant of Restricted Share Units.  In consideration of services to be rendered by the Participant to the Company, the Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, [_______] Restricted Share Units (the “Target Amount”). The Target Amount shall be subject to adjustment as provided in Section 4.3 of the Plan. This grant is conditional upon the Participant signing a counterpart of this Agreement and delivering such signed counterpart to the Company within sixty (60) days of this Agreement, including by electronic means if provided by the Company pursuant to Section 18.

3.    Vesting & Effect of Separation from Service.

(a)    Performance Criteria: Exhibit A hereto identifies the Performance Criteria and the levels of performance that must be achieved in order to receive payment of Shares at the percentage of the Target Amount specified in Exhibit A, based on achievement of the Performance Criteria, as determined in accordance with this Agreement and the Plan. The percentage of the Target Amount based on actual achievement of the Performance Criteria as of the last day of the Performance Period is referred to herein as the “Earned Amount.” Except as otherwise provided herein or in the Plan, if the Participant remains continuously employed by the Company throughout the Performance Period, the Participant will vest in the Earned Amount, and any amount in excess of the Earned Amount will be forfeited. Prior to the issuance of any Shares in settlement of any Restricted Share Units, the Committee shall determine and certify in writing (which may be set forth in the minutes of a meeting of the Committee) the extent to which the Performance Criteria and all other material terms of this Agreement have been met. In making such determination, the Committee shall have the right to adjust the number of Shares payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance.

(b)    Retirement, Death, or Disability: In the event the Participant has a Separation from Service on account of Retirement (as defined below) in the 365-day period beginning on the Grant Date (the “Grant Year”), the Pro-Rated Number of Restricted Share Units will vest at the end of the Performance Period. The “Pro-Rated Number” shall be the product of (i) the Earned Amount that the Participant would have earned had he or she not had a Separation from Service on account of Retirement and (ii) the quotient of (A) the number of days beginning with the first day of the Performance Period and ending on the date of the Participant’s Separation from Service on account of Retirement and (B) 365, the number of days in the Grant Year (and, for the avoidance of doubt, no additional Restricted Share Units in which the Participant may have been entitled to vest in accordance with the Performance Criteria shall vest). In the event that the Participant has a Separation from Service on account of Retirement before the end of the Performance Period but after the Grant Year, or in the event that the Participant dies or has a Separation from Service on account of Disability at any time after the Grant Date then, at the conclusion of the Performance Period, the Participant (or the Participant’s estate or beneficiaries in the event of Participant’s death) will vest in the Earned Amount that the Participant would have earned had had his or her employment continued through the end of the Performance Period. The rights of the Participant (or the Participant’s estate or beneficiaries in the event of Participant’s death) in any event described in this Section 3(b) shall become non-forfeitable only at such time as the Shares issuable in settlement of such Restricted Stock Units would have been issued pursuant to Section 4 hereof had the Participant continued to be employed through the end of the Performance Period. For purposes of this Agreement and notwithstanding the provisions of the Plan, “Retirement” means the Participant’s retirement from employment with the Company or any of its Subsidiaries or Affiliates on or after the date on which both of the following have occurred: (1) the Participant has attained 59 years of age and (2) the Participant has provided six (6) years of service to the Company and its Subsidiaries or Affiliates. Years of service will be calculated as full years since the Participant’s most recent “hire date” or “rehire date,” which shall mean the applicable date on file for the Participant in the Company’s human resources books and records, determined in the Company’s sole discretion. For the avoidance of doubt, “Retirement” does not include the Participant’s Separation from Service for Cause.

(c)    Change in Control: In the event this Award is assumed in connection with a Change in Control, the Committee shall make such adjustments to the Performance Criteria as are necessary to equitably account for the Change in Control. In the event the Participant has a Separation from Service and such Separation from Service is not for Cause, or the Participant’s Separation from Service is for Good Reason, in either case within twenty-four (24) months after a Change in Control (and before the Restricted Share Units otherwise have become vested under Section 3(a) or (b)), the Participant shall vest in the Restricted Share Units at the Target Amount granted under Section 2 of this Agreement and the Participant’s rights to such vested amount of Restricted Share Units shall become non-forfeitable as of the date of the Participant’s Separation from Service. In the event that this Award is not assumed by the Acquiror in connection with a Change in Control, the Participant shall vest in the Restricted Share Units at the Target Amount immediately prior to the Change in Control and shall settle upon or immediately following the Change in Control (notwithstanding the longer period of time for settlement provided in

Section 4 below). In the event that settlement of the Restricted Share Units at the time described above would result in the imposition of tax on the Participant (if the Participant is eligible for Retirement) pursuant to the operation of Code Section 409A (as defined below), such settlement shall take place on the earliest date upon which settlement may be made without resulting in the imposition of such tax.

(d)    Separation from Service without Cause: If the Participant has a Separation from Service without Cause (as defined in the Plan), then:

(i) the PSU Separation Pro-Rated Number of performance-based Restricted Share Units shall continue to vest, on the same terms that such performance-based Restricted Share Units would have vested had the Participant remained an employee, but without the requirement of continued employment provided, however, that if the vesting date under such terms is earlier than the Release Finalization Date, the performance-based Restricted Share Units shall vest effective as of the Release Finalization Date; and
(ii) any remaining performance-based Restricted Share Units not vesting as provided above shall be forfeited effective as of the date of Separation from Service without Cause.
    Notwithstanding the foregoing, the vesting and payout of any performance-based Restricted Share Units pursuant to this Section 3(d) shall be subject to the satisfaction of any conditions required for payout of the performance-based Restricted Share Units pursuant to this Agreement and the Plan. In no event shall the vesting treatment pursuant to this Section 3(d) accelerate the settlement of any Restricted Share Units if such Restricted Share Units are otherwise subject to Section 409A of the Code.

The “PSU Separation Pro-Rated Number” for performance-based Restricted Share Units shall be the product of (A) the total number of performance-based Restricted Share Units and (B) the quotient of (1) the number of days beginning on the first day of the Performance Period and ending on the date of Separation from Service without Cause, and (2) the total number of days in the Performance Period (for example 1,095 days for a three-year performance period).

(e)    Other Termination: Except as provided in Section 3(b), (c), or (d) above or as otherwise provided in any written agreement by and between the Company and the Participant, if the Participant’s Separation from Service occurs for any reason prior to the expiration of the Performance Period, all then-unvested Restricted Share Units shall be canceled immediately and shall not be payable to the Participant.

(f)    Effect of Separate Written Agreement, Including Severance Agreement and/or Change in Control Agreement: In case of any conflict between the terms of this Section 3 and any written agreement, including any severance agreement and/or change in control agreement, between the Company and the Participant, the terms of such written agreement shall control to the extent applicable.

4.    Payment. The Company shall issue to the Participant one Share for each Restricted Share Unit which has become vested with respect to the Performance Period pursuant to Section 3 of this Agreement. The payment of the Shares shall be made to the Participant (or the Participant’s assignee or beneficiary if permitted by the Plan or the Committee) in accordance with the Company’s grant and award policy no later than March 15th of the calendar year next following the calendar year in which the Performance Period ends and may be made as a book-entry confirmation or through the issuance of a certificate evidencing such Shares.

5.    Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares which may be issued upon the vesting of the Restricted Share Units (including, without limitation, voting rights and any rights to receive dividends or non-cash distributions with respect to such

Shares) unless and until the Shares have been issued to the Participant. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such Shares are issued.

6.    Withholding. The Company’s obligation to make payment of vested Restricted Share Units shall be subject to the Participant’s satisfaction of any applicable federal, state, local and foreign withholding obligations or withholding taxes, including any employer minimum statutory withholding (“Withholding Taxes”), and the Participant shall pay the amount of any such Withholding Taxes to the Company as set forth in this Section 6. The Participant may satisfy his or her obligation to pay the Withholding Taxes by (i) having the Company withhold Shares otherwise deliverable to the Participant pursuant to settlement of vested Restricted Share Units; or (ii) delivering, actually or by attestation, to the Company shares of Common Stock already owned by the Participant; provided that the amount of such Shares withheld or shares of Common Stock delivered (with the value of such Shares being based on the Fair Market Value of a Share of the Company’s Common Stock as of the payment date as determined by the Committee) shall not exceed the amount necessary to satisfy the minimum amount of Withholding Taxes. The Participant acknowledges and agrees that the Company has the right to deduct from compensation or other amounts owing to the Participant an amount not to exceed the Withholding Taxes.

7.    Covenants. As a condition to the receipt of the Award (which shall be forfeited in the event of noncompliance with this Section 7 ), the Participant hereby covenants with the Company as follows:

(a) Confidential Information. The Participant shall not disclose or reveal to any unauthorized person or knowingly use for the Participant’s own benefit, or another person or entity’s benefit, any trade secret or other confidential information relating to the Company, or to any of the businesses operated by it, including, without limitation, any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, devices, supply sources and characteristics, business opportunities, potential business interests, marketing, promotional pricing and financing techniques, or other information relating to the business of the Company (“Confidential Information”), and the Participant confirms that Confidential Information constitutes the exclusive property of the Company. Such restrictions shall not apply to information which is (i) generally available in the industry, or (ii) disclosed through no fault of the Participant, or (iii) required to be disclosed pursuant to applicable law or regulation or the order of a governmental or regulatory body (provided that the Company is given reasonable notice of any such required disclosure). The Participant agrees that Participant will immediately return to the Company upon request, but in any event upon Separation from Service, any physical embodiment of any Confidential Information and/or any summaries containing any Confidential Information, in whole in part, in any media. For the avoidance of doubt, nothing in this Agreement prohibits the Participant from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures, and the Participant is not required to notify the Company that the Participant has made such reports or disclosure.
The Participant acknowledges and agrees that the Company has provided the Participant with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit, as follows:
(1) IMMUNITY — An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —

(A) is made —
(i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and
(ii) solely for the purpose of reporting or investigating a suspected violation of law; or
(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT — An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—
(A) files any document containing the trade secret under seal; and
(B) does not disclose the trade secret, except pursuant to court order.
(b) Non-Competition. Except with the prior written consent of the Company’s Board of Directors, during the term of employment, and, unless otherwise prohibited by law, for a period of one year following the Participant’s Separation from Service for any reason~~,~~ (the “Restricted Period”), the Participant shall not engage, directly or indirectly, in Competition with the Company. “Competition” means providing services in the Restricted Area in any capacity (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than five (5%) percent of a publicly traded company) to a Competitor of the Company that: (i) are the same or similar in function or purpose to the services the Participant provided to the Company or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor. The “Restricted Area” means the geographic area the Participant served at any time during the previous two years of the Participant’s employment. For avoidance of doubt, if the Participant’s job duties encompassed the United States, the Restricted Area shall be the United States. “Competitor” means any person, corporation, joint venture or other entity that provides one or more of the business offerings of the Company, including new products or services under active consideration by the Company at the time of the Participant’s Separation from Service.
(c)    Non-Solicitation – Business Partners. During the Restricted Period, the Participant shall not interfere with the Company’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to: (i) induce or encourage the Business Partner to stop doing business or reduce its business with the Company, or (ii) buy a product or service that competes with a product or service offered by the Company’s business. “Business Partner” means: a customer (person or entity), prospective customer (person or entity), supplier or manufacturer with which the Company has a business relationship and with which the Participant had business-related contact or dealings, or about which the Participant received Confidential Information, in the two years prior to the Participant’s Separation from Service.

(d)    Non-Solicitation – Employees/Contractors. During the Restricted Period, the Participant shall not interfere with the Company’s relationship with any employee or contractor of the Company by: (i) soliciting or communicating with the employee or contractor to induce or encourage him or her to leave the Company’s employ or engagement (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee or contractor as an employment or contractor candidate; or (iii) otherwise helping any person or entity hire an employee or contractor away from the Company.

(e) The Participant hereby acknowledges that the Participant will treat as for the Company’s sole benefit, and fully and promptly disclose and assign to the Company without additional compensation, all ideas, information, discoveries, inventions and improvements which are based upon or related to any Confidential Information protected under Section 7(a) herein, and which are made, conceived or reduced to practice by the Participant during the Participant’s period of employment by the Company and the Restricted Period. The provisions of this Section 7(e) shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by the Participant alone or with others, whether during or after usual working hours, either on or off the job, directly or indirectly related to the Company’s business interests (including potential business interests), and whether or not within the realm of the Participant’s duties.
(f) The Participant shall, upon request of the Company, but at no expense to the Participant, at any time during or after employment by the Company, sign all instruments and documents and cooperate in such other acts reasonably required to protect rights to the ideas, discoveries, inventions, improvements and knowledge referred to above, including applying for, obtaining and enforcing patents and copyrights thereon in any and all countries.
(g)    During the Restricted Period, upon reasonable request of the Company, the Participant shall cooperate in any internal or external investigation, litigation or any dispute relating to any matter in which he or she was involved during his or her employment with the Company; provided, however, that the Participant shall not be obligated to spend time and/or travel in connection with such cooperation to the extent that it would unreasonably interfere with the Participant’s other commitments and obligations. The Company shall reimburse the Participant for all expenses the Participant reasonably incurs in so cooperating.
(h)    Before accepting employment with any other person, organization or entity while employed by the Company and during the Restricted Period, the Participant will inform such person, organization or entity of the restrictions contained in this Section 7. The Participant further consents to notification by the Company to the Participant’s subsequent employer or other third party of the Participant’s obligations under this Agreement.
(i) The Participant recognizes that the possible restrictions on the Participant’s activities which may occur as a result of the Participant’s performance of the Participant’s obligations under Sections 7(a) through (d) of this Agreement are required for the reasonable protection of the Company and its investments, and the Participant expressly acknowledges that such restrictions are fair and reasonable for that purpose. The Participant acknowledges that money damages would not be an adequate or sufficient remedy for any breach of Sections 7(a) through (d), and that in the event of a breach or threatened breach of Sections 7(a) through (d), the Company, in addition to other rights and remedies existing in its favor, shall be entitled, as a matter of right, to injunctive relief, including specific performance, from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions of Sections 7(a) through (d). The terms of this Section 7(i) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Participant. If any of the provisions of this Agreement are held to be in any respect an unreasonable restriction upon the Participant then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Participant expressly agrees that all payments and benefits due the Participant under this Agreement shall be subject to the Participant’s compliance with the provisions set forth in Sections 7(a) through (d).
8.    No Guarantee of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company, or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause.

9.    Amendment. Subject to the restrictions contained in the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, this Agreement and the Restricted Share Units, prospectively or retroactively in time (and in accordance with Section 409A of the Code with regard to awards subject thereto); provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant or any holder or beneficiary of the Restricted Share Units shall not to that extent be effective without the consent of the Participant, holder or beneficiary; and provided further that no consent of the Participant or any holder or beneficiary shall be required for any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination to the extent necessary to conform this Agreement to mandatory provisions of applicable federal or state laws, regulations or rulings, including but not limited to the provisions of Section 409A of the Code necessary to avoid tax penalties to the Participant. The Committee is authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Agreement and the Restricted Share Units as set forth in the Plan.

10.    Determinations by the Committee. Except as otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or this Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons.

11.    Provisions of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan with this Agreement and agrees to be bound by all the terms and provisions of the Plan. This Agreement is governed by the terms of the Plan, and in the case of any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern. This Agreement, read together with the Plan, represents the entire understanding and agreement between the Company and the Participant, and shall supersede any prior agreement and understanding between the parties with respect to the matters contained herein. This Agreement, and any payment of Shares in settlement of the Restricted Share Units, shall be subject to any policy of the Company regarding the recoupment or clawback of compensation as in effect at the date of this Agreement or hereafter adopted by the Board.

12.    Nontransferability of Restricted Share Units.  Except as otherwise provided in the Plan, the Restricted Share Units and this Agreement shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units otherwise than as permitted by the Plan and this Agreement shall, at the election of the Company, be null and void. Transfer of the Restricted Share Units for value is not permitted under the Plan or this Agreement.

13.    Notices. Any notice required or permitted to be given to the Participant under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail with postage and fees prepaid. Any notice or communication required or permitted to be given to the Company under this Agreement shall be in writing and shall be deemed effective only upon receipt by the Secretary of the Company at the Company’s principal office.

14.    Waiver. The waiver by the Company of any provision of this Agreement at any time or for any purpose shall not operate as or be construed to be a waiver of the same or any other provision of this Agreement at any subsequent time or for any other purpose.

15.    Section 409A.

(a)    For the avoidance of doubt, the Restricted Share Units granted under this Agreement are intended to be exempt from or otherwise comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be either exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)    Notwithstanding any other payment schedule provided herein to the contrary, if the Participant is deemed on the date of Separation from Service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then any payment due under this Agreement that is considered “deferred compensation” under Section 409A of the Code payable on account of a Participant’s Separation from Service shall not be made until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 15(b) shall be paid to the Participant in a lump sum in accordance with the Agreement.

(c)    For the avoidance of doubt, any payment due under this Agreement within a period following the Participant’s Separation from Service, death, Disability, Retirement or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

16.    Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to conflicts of laws principles.

17.    Successors. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of the Participant's legal representative. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's heirs, executors, administrator and successors.

18.    Electronic Communication. The Company may, in its sole discretion, decide to deliver any document related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer of the Company, and the Participant has accepted and signed this Agreement, all on the day and year first mentioned above.

                        UNITED NATURAL FOODS, INC.

                        By: __________________________
Chief Human Resources Officer

                        PARTICIPANT

                         ______________________________

EXHIBIT A
[TO BE ADDED]